Exhibit 10.2(a)

PENN NATIONAL GAMING, INC.

NON-QUALIFIED STOCK OPTION CERTIFICATE

This certifies that an option to purchase shares of Common Stock of Penn National Gaming, Inc. has been granted pursuant to the Penn National Gaming, Inc. 2003 Long Term Incentive Compensation Plan, as follows:

Name and Address of Optionee:

Date of Grant:

Type of Option:	Non-Qualified Stock Option

Number of shares subject to Option:

Option Price:

Vesting Date(s):

Expiration Date:

The option is subject to all the terms and conditions of the Penn National Gaming, Inc. 2003 Long Term Incentive Compensation Plan, a copy of which is available upon request.

Date:	PENN NATIONAL GAMING, INC.

By:
Title:

PENN NATIONAL GAMING, INC.
STOCK OPTION TERMS

All Stock Options are subject to the provisions of the 2003 Long Term Incentive Compensation Plan and any rules and regulations established by the Compensation Committee of the Board of Directors of Penn National Gaming, Inc.  A copy of the Plan is available upon request.  Words used herein with initial capitalized letters are defined in the attached Non-Qualified Stock Option Certificate or the Plan.

The terms provided here are applicable to the Stock Option specified in the attached certificate.  Different terms may apply to any prior or future stock option grants.

I.                                         OPTION PERIOD

You may exercise your Stock Options during the Option Period, which begins on the Vesting Dates and ends on the Expiration Date.  The Stock Options vest in 25% installments on each Vesting Date.  The Vesting Dates are the first, second, third and fourth anniversaries of the Date of Grant.  Thus, you may exercise up to 25% of your Stock Options on the first Vesting Date, up to another 25% of your Stock Options on the second Vesting Date, and so on.  The Expiration Date is                (  ) years from the Date of Grant.  However, the Option Period may end sooner if your employment is terminated under certain circumstances.

II.                                     TERMINATION OF EMPLOYMENT

A.                                                            Unvested Options.  If your employment is terminated for any reason, unvested Stock Options will be forfeited on the termination date.

B.                                                            Vested Options.  If you voluntarily resign or your employment is terminated for Cause before your Retirement, your vested Stock Options will be forfeited on the 30th day following the date of termination.  If your employment terminates for any other reason, including Retirement, Reduction in Force, your transfer to a Related Entity, your Disability or your Death, your vested Stock Options will continue to be exercisable until the Expiration Date.

III.                                 TRANSFERABILITY

In general, Stock Options may be exercised during your lifetime only by you and may not be assigned or otherwise transferred to anyone else.  However, Stock Options are transferable upon your death by will or the laws of distribution and descent and are transferable during your lifetime to Family Members under certain conditions with Penn National Gaming’s approval.

IV.                                PAYMENT

When you exercise your Stock Options, you may pay the Option Price in cash, by check, with previously issued shares of Penn National Gaming, Inc. Common Stock (under certain circumstances), in accordance with a “cashless exercise program” or with a combination of the foregoing.

Penn National Gaming, Inc.
Understanding How Stock Non-Qualified Stock Options Work

Congratulations on receiving a Penn National Gaming, Inc. (“PNG”) Non-Qualified Stock Option.  These Stock Options are designed so that you may share in the Company’s success.

How Do Stock Options Work?

A stock option is the right, subject to certain conditions, to purchase shares of PNG Common Stock at a fixed price.  The per share price at which Shares of Common Stock may be purchased when the Stock Option is exercised is referred to as the Option Price.  The Option Price is fixed on the Date of Grant and does not change for the life of the Stock Option.  However, the market price of PNG stock changes and will ultimately determine the gain, if any, from your Stock Option.  If the value of PNG stock increases, you will be able to buy PNG stock below the market price at the time of exercise.  For example, if you have been granted Stock Options to purchase 100 shares, at an Option Price of $25 and the price of PNG stock has grown to $40 on the date you choose to exercise, you would be able to purchase shares that are worth $4,000 for only $2,500, a pre-tax gain of $15 per share.  You will be subject to Federal income tax with respect to the Stock Option when you exercise your Stock Option.  THE TAX RULES APPLICABLE TO NON-QUALIFIED STOCK OPTIONS ARE COMPLEX.  YOU SHOULD CONSULT WITH YOUR FINANCIAL ADVISOR FOR MORE INFORMATION.

Stock Option Basics

The Option Price is set at the market price of PNG stock on the date the Stock Option is awarded.

The vesting period is the waiting period from the Date of Grant to the Vesting Date during which you cannot exercise your Stock Option.

The Option Period is the time from the Vesting Date until the Expiration Date, during which you can exercise your Stock Options, which means you can purchase shares of PNG stock at the Option Price.

Your Stock Option can no longer be exercised after the Expiration Date, which is       (  ) years after the Date of Grant.  The Stock Option will expire sooner if you leave PNG under certain circumstances.  For example, if you were granted a Stock Option to purchase 100 shares of PNG Common Stock, and you remain employed by PNG for ten years, the Stock Option is exercisable as follows:

Number of Shares	Vesting Period	Option Period

25 shares	Date of Grant - First Anniversary of Date of Grant	First Anniversary of Date of Grant - Anniversary of Date of Grant

25 shares	Date of Grant - Second Anniversary of Date of Grant	Second Anniversary of Date of Grant - Anniversary of Date of Grant

25 shares	Date of Grant - Third Anniversary of Date of Grant	Third Anniversary of Date of Grant - Anniversary of Date of Grant

25 shares	Date of Grant - Fourth Anniversary of Date of Grant	Fourth Anniversary of Date of Grant - Anniversary of Date of Grant